Exhibit 99.1

ORIC Pharmaceuticals Appoints Steven L. Hoerter to its Board of Directors

SOUTH SAN FRANCISCO and SAN DIEGO, CA – August 16, 2021 – ORIC Pharmaceuticals, Inc. (Nasdaq: ORIC), a clinical stage oncology company focused on developing treatments that address mechanisms of therapeutic resistance, today announced the appointment of 25-year industry veteran Steven L. Hoerter to its Board of Directors.

“We are thrilled to welcome Steve to ORIC’s board of directors,” said Jacob Chacko, M.D., president and chief executive officer. “Over a multi-decade career spanning executive roles in sales, marketing, commercial, and public company leadership, Steve has amassed deep experience at leading oncology companies, including Genentech, Agios, and Deciphera. We look forward to his guidance as we continue to advance our four product candidates and transition to a fully integrated research, development, and commercial biotechnology company. On a personal note, I am excited to work with Steve once again, having seen his many contributions to the Ignyta board.”

Steven L. Hoerter is president and chief executive officer of Deciphera Pharmaceuticals. Prior to Deciphera, Mr. Hoerter served as chief commercial officer of Agios Pharmaceuticals, where he built and led the team responsible for the commercialization of the company’s portfolio of medicines for oncology and rare genetic diseases. Prior to joining Agios, Mr. Hoerter was executive vice president and chief commercial officer at Clovis Oncology, where he built and led the company’s commercial organization. He has more than 25 years of global pharmaceutical and biotechnology experience, having held executive sales and marketing roles at Roche, Genentech, Chiron and Eli Lilly. He earned a B.A. from Bucknell University, an M.B.A. from Tilburg University in the Netherlands, and an M.S. in management from Purdue University.

“I am excited to join ORIC’s board at this critical point as the company advances a robust pipeline of promising oncology candidates with the potential to overcome resistance in cancer, thereby altering the cancer treatment landscape,” said Mr. Hoerter. “I look forward to working closely with the leadership team and my fellow board members—many of whom I’ve worked with previously—to help ORIC advance its novel therapeutics, including its eventual development of commercial capabilities.”

Concurrent with the appointment of Mr. Hoerter, Peter Svennilson, managing partner at The Column Group, resigned from ORIC’s board as part of a planned reduction of his public board commitments. Dr. Chacko stated, “We are grateful to Peter for his more than six years of service to ORIC ever since he led TCG’s founding investment in the company. Peter’s leadership and guidance were instrumental to ORIC’s formation and our successful transition from a privately held to publicly traded company. On behalf of the entire ORIC Board and leadership team, I am profoundly thankful to Peter for his significant contributions to ORIC’s success.”

About ORIC Pharmaceuticals, Inc.

ORIC Pharmaceuticals is a clinical stage biopharmaceutical company dedicated to improving patients’ lives by Overcoming Resistance In Cancer. ORIC’s lead product candidate, ORIC-101, is a potent and selective small molecule antagonist of the glucocorticoid receptor, which has been linked to resistance to multiple classes of cancer therapeutics across a variety of solid tumors. ORIC-101 is currently in two separate Phase 1b trials in combination with (1) Abraxane (nab-paclitaxel) in advanced or metastatic solid tumors and (2) Xtandi (enzalutamide) in metastatic prostate cancer. ORIC’s other product candidates include (1) ORIC-533, an orally bioavailable small molecule inhibitor of CD73, a key node in the adenosine pathway believed to play a central role in resistance to chemotherapy- and immunotherapy-based treatment regimens, (2) ORIC-944, an allosteric inhibitor of the polycomb repressive complex 2 (PRC2) via the EED subunit, being developed for prostate cancer, and (3) ORIC-114, a brain penetrant inhibitor designed to selectively target EGFR and HER2 with high potency against exon 20 insertion mutations, being developed across multiple genetically defined cancers. Beyond these four product candidates, ORIC is also developing multiple precision medicines targeting other hallmark cancer resistance mechanisms. ORIC has offices in South San Francisco and San Diego, California. For more information, please go to www.oricpharma.com, and follow us on Twitter or LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements regarding development of the Company’s product candidates; the Company’s transition to a fully integrated research, development, and commercial biotechnology company; and statements by the company’s president and chief executive officer or board members. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained herein are based upon ORIC’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and operating as an early clinical stage company; ORIC’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in ORIC’s plans to develop and commercialize its product candidates; the potential for clinical trials of ORIC-101, ORIC-533, ORIC-944, ORIC-114 or any other product candidates to differ from preclinical, initial, interim, preliminary or expected results; negative impacts of the COVID-19 pandemic on ORIC’s operations, including clinical trials; the risk of the occurrence of any event, change or other circumstance that could give rise to the termination of ORIC’s license agreements; ORIC’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; regulatory developments in the United States and foreign countries; ORIC’s reliance on third parties, including contract manufacturers and contract research organizations; ORIC’s ability to obtain and maintain intellectual property protection for its product candidates; the loss of key scientific or management personnel; competition in the industry in which ORIC operates; general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in ORIC’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on August 10, 2021, and ORIC’s future reports to be filed with the SEC. These forward-looking statements are made as of the date of this press release, and ORIC assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

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Investor Contact:

Dominic Piscitelli, Chief Financial Officer

dominic.piscitelli@oricpharma.com

info@oricpharma.com